Exhibit 99.1

FitLife Brands Presents at MicroCapClub Invitational

OMAHA, NE – (BUSINESS WIRE) – January 7, 2014 — FitLife Brands, Inc. (“FitLife”) (OTCBB: FTLF), an international provider of innovative and proprietary nutritional supplements for health conscious consumers marketed under the brand names NDS Nutrition Products™ (“NDS”) (www.ndsnu

trition.com), PMD® (www.pmdsports.com), SirenLabs® (www.siren
labs.com) and CoreActive® (www.coreactivenutrition.com) today announced that it has been selected to present at the second annual MicroCapClub Invitational.

The presentation can be accessed at the following link: http://microcapclub.com/2014/01/microcapclub-invitational-fitlife-brands-ftlf/

“At MicroCapClub we have 147 experienced microcap investors discussing over 180 microcap companies in our member’s forum. We hand pick ten unique companies every year to showcase to the public.” said Ian Cassel, founder of MicroCapClub. “We have recently started following FitLife on MicroCapClub and find the investment thesis compelling. We believe the company can sustain a double digit compound annual revenue growth rate and profitability over the next few years as the company expands internationally.”

“We are excited to participate in this year’s MicroCapClub Invitational,” stated John Wilson, FitLife’s Chief Executive Officer. “The Invitational provides us with a unique platform to connect with a targeted audience of qualified microcap investors at no cost the Company. I appreciate Mr. Cassel’s time and interest in FitLife and look forward to the opportunity to share our story with a group of prospective new shareholders,” concluded Mr. Wilson.

About MicroCapClub

Founded in 2011, MicroCapClub is an exclusive forum for experienced microcap investors focused on microcap companies (sub $300m market cap). MicroCapClub was created to be a platform for experienced microcap investors to share and discuss stock ideas. MicroCapClub’s mission is to foster the highest quality microcap investor Community, produce Educational content for investors, and promote better Leadership in the microcap arena. www.MicroCapClub.com

About FitLife Brands

FitLife Brands is a manufacturer of innovative and proprietary nutritional supplements for health conscious consumers. FitLife markets over 50 different dietary supplements to promote sports nutrition, improved performance, weight loss and general health primarily through domestic and international GNC® franchise locations. The company, which recently changed its name from Bond Labs, Inc. to FitLife Brands, Inc., is headquartered in Omaha, Nebraska. For more information please visit our new website at www.fi

tlifebrands.com

Forward-Looking Statement

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to: the ability to of the Company to continue to grow revenue; and the Company’s ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in The Company’s filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact

Michael Abrams, CFO – FitLife Brands, Inc.

402-504-3105

David Mossberg – Three Part Advisors, LLC

www.threepa.com

817-310-0051